AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1998
                                        REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                              _______________

                                 FORM S-6
                              _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                           EQUITY INVESTOR FUND
                           SELECT TEN PORTFOLIO
                        1998 INTERNATIONAL SERIES 3
             (UNITED KINGDOM, HONG KONG AND JAPAN PORTFOLIOS)
                            DEFINED ASSET FUNDS
                         (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITORS:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
                             SMITH BARNEY INC.
                          PAINEWEBBER INCORPORATED
                          DEAN WITTER REYNOLDS INC.

C.  COMPLETE ADDRESSES OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

MERRILL LYNCH, PIERCE, FENNER & SMITH                  SMITH BARNEY INC.
           INCORPORATED                              388 GREENWICH STREET
       DEFINED ASSET FUNDS                                23RD FLOOR
          P.O. BOX 9051                              NEW YORK, N.Y. 10013
    PRINCETON, N.J. 08543-9051


   DEAN WITTER REYNOLDS                             PAINEWEBBER INCORPORATED
            INC.                                   1285 AVE. OF THE AMERICAS
 TWO WORLD TRADE CENTER--                             NEW YORK, N.Y. 10019
        59TH FLOOR
   NEW YORK, N.Y. 10048


D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

   TERESA KONCICK, ESQ.                                 DOUGLAS LOWE, ESQ.
       P.O BOX 9051                                 DEAN WITTER REYNOLDS INC.
PRINCETON, N.J. 08543-9051                           TWO WORLD TRADE CENTER--
                                                           59TH FLOOR
                                                      NEW YORK, N. Y. 10048

                                                            COPIES TO
  LAURIE HESSLEIN          ROBERT E. HOLLEY        PIERRE DE SAINT PHALLE, ESQ.
388 GREENWICH STREET  1285 AVENUE OF THE AMERICAS     450 LEXINGTON AVENUE
NEW YORK, N.Y. 10013     NEW YORK, N.Y. 10019         NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of each of the Depositors are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of each of the Depositors is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of each of the Depositors are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositors has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated        8-7221
         Smith Barney Inc.                                         8-8177
         PaineWebber Incorporated                                 8-16267
         Dean Witter Reynolds Inc.                                8-14172

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustees are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         Smith Barney Inc.                                     13-1912900
         PaineWebber Incorporated                              13-2638166
         Dean Witter Reynolds Inc.                             94-0899825
         The Chase Manhattan Bank                              13-4994650
         The Bank of New York                                  13-4941102

                                     II-1


   Final prospectuses from the following series of Equity Investor Fund, Defined Asset Funds (which is incorporated herein by reference) may be used as preliminary prospectuses for this Series: 1997 International Series B (Hong Kong Portfolios); (Reg. No. 333-23105). 1997 International Series B (United Kingdom and Japan Portfolios); (Reg. No. 333-25961); 1997 International Series C (Hong Kong Portfolio); (Reg. No. 333-25963).

                      CONTENTS OF REGISTRATION STATEMENT


 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
   Reference Sheet to the Registration Statement of the Equity Income Fund, Sixth Utility Common Stock Series, 1933 Act File No. 2-86836).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

       1.1       -- Form of Trust Indenture (incorporated by reference to
                    Exhibit 1.1 to Amendment No. 2 to the Registration Statement of Equity Income Fund, Select Growth Portfolio-1995 Series 2, Defined Asset Funds, Reg. No. 33-58535).

      1.1.1      -- Form of Standard Terms and Conditions of Trust Effective
                    October 21, 1993 (incorporated by reference to Exhibit
                    1.1.1 to the Registration Statement of Municipal Investment Trust Fund, Multistate Series-48, Defined Asset Funds, 1933 Act File No. 33-50247).

      1.2       --  Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
                    Statement of The Corporate Income Fund, One Hundred Ninety-Fourth Monthly Payment Series, 1933 Act File No. 2-90925).

      2.1       --  Form of Certificate of Beneficial Interest (included in
                    Exhibit 1.1.1).

     *3.1       --  Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "Taxes" and"
                    Miscellaneous--Legal Opinion'' in the Prospectus.

     *5.1       --  Consent of independent public accountants.


      9.1       --  Information Supplement (incorporated by reference to
                    Exhibit 9.1 to the Registration Statement of Equity Income Fund, Select Ten Portfolio 1996 International Series B (United Kingdom and Japan Portfolios), 1933 Act File No. 333- 00593).

__________

  * To be filed with Amendment to Registration Statement.


                                     R-1


                                  SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 2ND DAY OF JUNE, 1998.

           Signatures appear on pages R-3, R-4, R-5 and R-6.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Smith Barney Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Executive Committee of the Board of Directors of PaineWebber Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.

     A majority of the members of the Board of Directors of Dean Witter Reynolds Inc. has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


                                     R-2



MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 33-43466

       HERBERT M. ALLISON, JR.
       BARRY S. FRIEDBERG
       EDWARD L. GOLDBERG
       STEPHEN L. HAMMERMAN
       JEROME P. KENNEY
       DAVID H. KOMANSKY
       DANIEL T. NAPOLI
       THOMAS H. PATRICK
       JOHN L. STEFFENS
       DANIEL P. TULLY
       ROGER M. VASEY
       ARTHUR H. ZEIKEL








       By  DANIEL C. TYLER
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3


   SMITH BARNEY INC.
      DEPOSITOR


   By the following persons,                Powers of Attorney have
      who constitute a majority of             been filed under the
      the Board of Directors of                1933 Act File
      Smith Barney Inc.:                       Numbers: 33-49753,
                                               33-55073, 333-10441
                                               and 333-41765


       JAMES DIMON
       DERYCK C. MAUGHAN


       By  GINA LEMON
          (As authorized signatory for
          Smith Barney Inc. and
          Attorney-in-fact for the persons listed above)


                                     R-4


   PAINEWEBBER INCORPORATED
      DEPOSITOR



   By the following persons, who                Powers of Attorney have
      constitute a majority of the                been filed under
      Executive Committee of the                  Form SE and the
      Board of Directors of                       following 1933 Act
      PaineWebber Incorporated:                   File Number: 2-61279

              MARGO N. ALEXANDER
              TERRY L. ATKINSON
              BRIAN M. BAREFOOT
              STEVEN P. BAUM
              MICHAEL CULP
              REGINA A. DOLAN
              JOSEPH J. GRANO, JR.
              EDWARD M. KERSCHNER
              JAMES P. MacGILVRAY
              DONALD B. MARRON
              ROBERT H. SILVER
              MARK B. SUTTON

              By  ROBERT E. HOLLEY
                 (As authorized signatory for
                 PaineWebber Incorporated and
                 Attorney-in-fact for the persons listed above)


                                     R-5


     DEAN WITTER REYNOLDS INC.
          DEPOSITOR



   By the following persons,         Powers of Attorney have been
      who constitute a majority of     filed under Form SE and
      the Board of Directors of        the following 1933 Act
      Dean Witter Reynolds Inc.:       File Number: 33-17085
                                       and 333-13039

          RICHARD M. DeMARTINI
          ROBERT J. DWYER
          CHRISTINE A. EDWARDS
          CHARLES A. FIUMEFREDDO
          JAMES F. HIGGINS
          MITCHELL M. MERIN
          STEPHEN R. MILLER
          RICHARD F. POWERS III
          PHILIP J. PURCELL
          THOMAS C. SCHNEIDER
          WILLIAM B. SMITH




          By  MICHAEL D. BROWNE
             (As authorized signatory for
             Dean Witter Reynolds Inc. and
             Attorney-in-fact for the persons listed above)


                                    R-6